Calculation of Filing Fee Tables
S-8
WINTRUST FINANCIAL CORP
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock, no par value per share	457(a)	2,181,300	$ 121.16	$ 264,286,308.00	0.0001531	$ 40,462.23
Total Offering Amounts:						$ 264,286,308.00		$ 40,462.23
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 40,462.23
Offering Note
[1]	(1) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the ''Securities Act''), this Registration Statement shall also cover any additional shares of common stock that may become issuable as a result of stock splits, stock dividends, recapitalization or other similar transactions. (2) Amount of Registration Fee estimated in accordance with Rules 457(c) and 457(h) under the Securities Act solely for the purpose of calculating the registration fee on the basis of $121.16 per share, the average of the high and low prices of the Registrant's Common Stock on May 19, 2025 as reported on the Nasdaq Global Select Market. (3) Amount registered represents shares of the Registrant's Common Stock which shall become available for issuance under the Wintrust Financial Corporation 2025 Stock Incentive Plan.